Exhibit 10-q

TRUSTMARK CORPORATION
FORM OF
TIME-BASED RESTRICTED STOCK AGREEMENT

Granted <<grant date>>

This Time-Based Restricted Stock Agreement (“Agreement”) is entered into as of <<grant date>> pursuant to the 2005 Stock and Incentive Compensation Plan (the “Plan”) of Trustmark Corporation (the “Company”) and evidences the grant of Restricted Stock (as defined in the Plan), and the terms, conditions and restrictions pertaining thereto, to «name» (the “Associate”).

WHEREAS, the Company maintains the Plan under which the Committee (as defined in the Plan) may, among other things, award shares of the Company’s common stock (“Stock”) to such key associates of the Company and its Subsidiaries as the Committee may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Company, upon recommendation by the Committee and approval by the Company’s Board of Directors, has granted to the Associate a restricted stock award conditioned upon the execution by the Company and the Associate of a Time-Based Restricted Stock Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its Subsidiaries by the Associate and of the covenants contained herein, the parties hereby agree as follows:

1.             Award of Shares.  Under the terms of the Plan, the Company, upon recommendation by the Committee and approval by the Company’s Board of Directors on << meeting date>>, awarded to the Associate a restricted stock award (the “Award”) effective on <<grant date>> (“Award Date”), covering «shares» shares of the Company’s Stock (the “Award Shares”) subject to the terms, conditions, and restrictions set forth in this Agreement.

2.	Period of Restriction and Vesting in the Award Shares.

(a)
Subject to earlier vesting or forfeiture as provided below, the period of restriction (the “Period of Restriction”) applicable to the Award Shares is the period from the Award Date through <<end of restriction period>>, with vesting in the Award Shares being <<vesting schedule>> if the Associate’s employment with the Company or its Subsidiaries continues for the <<vesting period>>.

(b)
Except as contemplated in Paragraph 2(c), the Award Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, during the <<vesting period>>.  Except as otherwise provided pursuant to Paragraph 2(c), the Award Shares as determined pursuant to Paragraph 2(a) shall become freely transferable by the Associate as of the last day of the <<vesting period>>.

(c)
Subject to earlier forfeiture as provided below, in the event a Vesting Acceleration Event occurs while the Associate is an employee of the Company or one of its Subsidiaries and after the first calendar quarter in, but prior to the last day of, <<vesting period>>, then vesting in the Award Shares shall be provided for a time-weighted portion of the Award Shares (determined by multiplying the number of Award Shares by a fraction (not to exceed one), the numerator of which is the number of complete calendar months from the beginning of the Period of Restriction (counting the calendar month containing the Award Date as a complete calendar month) to and including the Vesting Acceleration Event, and the denominator of which is the number of whole and partial calendar months in the Period of Restriction).  In such event, the Period of Restriction shall end, the restrictions applicable to the Award Shares shall automatically terminate, and the Award Shares shall be free of restrictions and freely transferable, all to the extent of the vested Award Shares as so determined.  In such event, the balance of the Award Shares which are not vested shall be immediately forfeited.

(d)	The following terms have the following meanings for purposes hereof:

(i)
“Cause” means that the Associate (A) has committed an act of personal dishonesty, embezzlement or fraud, (B) has misused alcohol or drugs, (C) has failed to pay any obligation owed to the Company or any affiliate, (D) has breached a fiduciary duty or deliberately disregarded any rule of the Company or any affiliate, (E) has committed an act of willful misconduct, or the intentional failure to perform stated duties, (F) has willfully violated any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (G) has disclosed without authorization any confidential information of the Company or any affiliate, (H) has engaged in any conduct constituting unfair competition, or (I) has induced any customer of the Company or any affiliate to breach a contract with the Company or any affiliate.

(ii)
“Vesting Acceleration Event” means the Associate’s death, the Associate’s retirement, with the consent of the Committee or its delegate, at or after age sixty-five (65) where there is no Cause (as defined herein) for the Company to terminate the Associate’s employment, the termination of the Associate’s employment with the Company and its Subsidiaries by the Company other than for Cause (as defined herein), the occurrence of a Change in Control (as defined in the Plan) which with respect to the Associate is a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets (as defined in Section 409A of the Internal Revenue Code), or

(A)
if the Associate does not have an Employment Agreement, the Associate’s termination of employment due to becoming disabled (as defined for purposes of Section 22(e)(3) of the Internal Revenue Code), or

(B)
if the Associate has an Employment Agreement, the Associate’s termination of employment due to becoming disabled (as defined in his or her Employment Agreement or, if not so defined, as defined for purposes of Section 22(e)(3) of the Internal Revenue Code), or the Associate’s termination of employment with the Company and its Subsidiaries at his or her own initiative for “Good Reason” (as defined in his or her Employment Agreement, but only if defined therein).

For purposes of determining a Vesting Acceleration Event, an “Employment Agreement” means a written individual employment agreement, or if there is no employment agreement, then a written individual change in control agreement, as in effect on the Award Date between the Associate and the Company or one of its Subsidiaries.  If an Associate does not have such a written individual employment agreement or change in control agreement, the Associate is considered not to have an Employment Agreement for purposes hereof.

3.             Stock Certificates.  The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of the Associate.  Physical possession of the stock certificate(s) shall be retained by the Company until such time as the restrictions hereunder lapse.  The Associate shall provide a duly executed stock power in blank to the Company.  The certificate(s) evidencing the Award shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Trustmark Corporation 2005 Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Time-Based Restricted Stock Agreement dated <<grant date>>.  A copy of the Plan, such rules and procedures, and such Time-Based Restricted Stock Agreement may be obtained from the Secretary of Trustmark Corporation.

4.              Voting Rights.  During the <<vesting period>>, the Associate may exercise full voting rights with respect to the Award Shares.

5.             Dividends and Other Distributions.  During the <<vesting period>>, all dividends and other distributions paid with respect to the Award Shares (whether in cash, property or shares of the Company’s Stock) shall be registered in the name of the Associate and deposited with the Company as provided in Paragraph 3.  Such dividends and other distributions shall be subject to the same restrictions on transferability and vesting as the Award Shares with respect to which they were paid and shall, to the extent vested, be paid when and to the extent the underlying Award Shares are vested and freed of restrictions.

6.             Termination of Employment. If the Associate’s employment with the Company and its Subsidiaries ceases prior to the end of the <<vesting period>> and Paragraph 2(c) does not apply or has not applied, then any Award Shares subject to restrictions at the date of such cessation of employment shall be automatically forfeited to the Company.  For purposes of this Agreement, transfer of employment among the Company and its Subsidiaries shall not be considered a termination or interruption of employment.

7.             Withholding Taxes.  The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares.  The Committee may require the Associate or any successor in interest to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes required to be withheld by the Company, or any of its Subsidiaries, and to withhold any distribution in whole or in part until the Company, or any of its Subsidiaries, is so paid or reimbursed.  In lieu thereof, the Company, or any of its Subsidiaries, shall have the right to withhold from any other cash amounts due to or to become due from the Company, or any of its Subsidiaries, to or with respect to the Associate an amount equal to such taxes required to be withheld by the Company, or any of its Subsidiaries, to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes or to retain and withhold a number of shares of the Company’s Stock having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes.  The Associate or any successor in interest is authorized to deliver shares of the Company’s Stock in satisfaction of minimum statutorily required tax withholding obligations (whether or not such shares have been held for more than six months and including shares acquired pursuant to this Award if the restrictions thereon have lapsed).

8.             Administration of Plan.  The Plan is administered by the Committee appointed by the Company’s Board of Directors.  The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding awards pursuant to the Plan, and to require of any person receiving an award, at the time of such receipt or lapse of restrictions, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State.

9.             Plan and Prospectus.  This Award is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions).  A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Associate, and the Associate acknowledges receipt thereof.

10.            Notices.  Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Trustmark Corporation	Mailing Address
248 E. Capitol Street	P.O. Box 291
Jackson, MS 39201	Jackson, MS 39205

Attention:  Secretary

Any notice to the Associate required under or relating to this Agreement shall be in writing and addressed to the Associate at his or her address as it appears on the records of the Company.

11.            Construction.  This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan.

12.            Compliance with Section 409A of the Internal Revenue Code.

(a)
It is intended that any right or benefit which is provided pursuant to or in connection with this Award which is considered to be nonqualified deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code (a “409A benefit”) shall be provided and paid in a manner, and at such time (i.e., at the applicable event described herein if a Section 409A payment event or otherwise at the first Section 409A payment event thereafter consisting of a fixed time (here, <<date>>), a Section 409A disability, a Section 409A separation from service (as described below), or a Section 409A change with respect to the Associate in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets of the Company and including, in the discretion of the Committee or its delegate, any applicable Section 409A de minimis limited cashout payment rule permitted under Treasury Reg. Section 1.409A-3(j)(4)(v)) and in such form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.  Consequently, this Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Section 409A.  Notwithstanding the foregoing, the Associate and his or her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Associate or his or her successor in interest in connection with this Agreement (including any taxes and penalties under Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Associate or his or her successor in interest harmless from any or all of such taxes or penalties.

(b)
Except as permitted under Section 409A, any 409A benefit payable to the Associate or for his or her benefit with respect to the Award may not be reduced by, or offset against, any amount owing by the Associate to the Company or any of its affiliates.

(c)
To the extent that entitlement to payment of any 409A benefit occurs due to termination or cessation of employment, termination or cessation of employment shall be read to mean “separation from service” (within the meaning of Section 409A and as applicable to the Company and its affiliates).  Where entitlement to payment occurs by reason of such termination or cessation of employment and the Associate is a “specified employee” (within the meaning of Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Section 409A) on the date of his or her “separation from service”, then payment of such 409A benefit shall be delayed (without interest) until the first business day after the end of the six month delay period required under Section 409A or, if earlier, after the Associate’s death.  In determining separation from service, separation from service is determined based on the “Separation from Service” definition in the Trustmark Corporation Deferred Compensation Plan (as in effect on <<date>>), which provides, in part, that in determining separation from service as an employee, separation from service occurs when it is reasonably anticipated that no further services would be performed after that date or that the level of services the Associate would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding <<months>> month period.

13.           CPP Limitations.  The Company has participated in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”) created by the U.S. Department of the Treasury (the “Treasury Department”) pursuant to authority granted under the Emergency Economic Stabilization Act of 2008 (the “EESA”); and the Company is required to comply with the requirements of Section 111(b) of the EESA, as amended from time to time, and the CPP with respect to the compensation of certain current and future employees of the Company (as determined for purposes of the EESA and the guidance and regulations issued by the Treasury Department with respect to the CPP (the “CPP Requirements”)), in accordance with the CPP Requirements.  The Associate acknowledges and understands that this Agreement shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder shall be limited, deferred and/or subject to repayment to the Company in accordance with the CPP Requirements and Section 111(b) of the EESA, as amended from time to time, to the extent legally applicable with respect to the Associate, as determined by the Committee in its discretion.  The Committee shall have the right unilaterally to amend this Agreement to effect or document any changes or additions which in its view are necessary or appropriate to comply with the CPP Requirements and Section 111 of the EESA, as amended from time to time.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Associate have signed this Agreement as of the date first above written.

COMPANY:

TRUSTMARK CORPORATION

By:
Its:

ASSOCIATE:

By:
«name»